QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

INVESTools Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation or Organization)	76-0685039 (IRS Employer Identification Number)
5959 Corporate Drive, Suite LL250 Houston, Texas (Address of Principal Executive Offices)	77036 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on which Each Class is to be Registered
Common Stock, par value $.01 per share	American Stock Exchange

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.    ☒

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.    ☐

        Securities Act registration statement file number to which this form relates: None.

        Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1 Description of Registrant's Securities to be Registered.

General.

        INVESTools has 61,000,000 shares of authorized capital stock. Those shares consist of 1,000,000 shares of preferred stock, par value $0.01 per share, and 60,000,000 shares of common stock, par value $0.01 per share.

Description of Common Stock.

        Dividends.    Dividends may be declared and paid on the INVESTools common stock at such time and in the amounts as the board of directors in its discretion shall determine, subject to any dividend preferences of any outstanding preferred stock. INVESTools has no present intention of declaring and paying cash dividends on the common stock at any time in the foreseeable future.

        Voting Rights.    Each share of common stock is entitled to one vote in the election of directors and all other matters submitted to stockholder vote, except that holders of common stock are not entitled to vote on any amendments to INVESTools' certificate of incorporation that relate solely to the terms of any preferred stock if the holders of the preferred stock affected thereby are entitled to vote thereon as a separate class or series pursuant to INVESTools' certificate of incorporation or Delaware law.

        Liquidation Rights.    If INVESTools liquidates, dissolves, or winds-up its business, whether voluntarily or not, INVESTools common stockholders will share equally in the distribution of all assets remaining after payment to creditors and preferred stockholders.

Additional Series of Preferred Stock.

        INVESTools' certificate of incorporation provides that the number of authorized shares of any stock may be increased or decreased by an affirmative vote of a majority of the stockholders entitled to vote thereon. The board of directors is authorized to create and issue one or more series of preferred stock and to determine the rights and preferences of each series within the limits set forth in the certificate of incorporation and applicable law.

Anti-Takeover Effects.

        INVESTools is subject to the provisions of Delaware law described below regarding business combinations with interested stockholders.

        Section 203 of the Delaware General Corporation Law applies to a broad range of business combinations between a Delaware corporation and an interested stockholder. The Delaware law definition of "business combination" includes mergers, sales of assets, issuances of voting stock and certain other transactions. An "interested stockholder" is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation.

        Section 203 prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless:

  •
  the board of directors approved the business combination before the stockholder became an interested stockholder, or the board of directors approved the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began other than shares held by directors who are also officers and other than shares held by certain employee stock plans; or

  •
  the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved at a meeting by at least two-thirds of the outstanding voting stock not owned by such stockholder.

        INVESTools' certificate of incorporation and by-laws provide that the board of directors shall be divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire board. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as equal as possible.

        INVESTools must indemnify present and former officers and directors, and may indemnify employees and agents.

Item 2 Exhibits.

        None.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

INVESTools INC.
By:	/s/ PAUL A. HELBLING Paul A. Helbling Senior Vice President, Chief Financial Officer

Dated: December 3, 2003

QuickLinks

INFORMATION REQUIRED IN REGISTRATION STATEMENT
  Item 1 Description of Registrant's Securities to be Registered.
  Item 2 Exhibits.
SIGNATURE